EXHIBIT 10.4


                               SONIC AGREEMENT


      THIS SONIC AGREEMENT (this "AGREEMENT") is made and entered into as of June 30, 1999, by and among (i) SONIC AUTOMOTIVE, INC., a Delaware corporation (the "GUARANTOR"), (ii) the signatories listed on Schedule A attached hereto (the "TENANTS"), and (iii) CAR MMR L.L.C., a Delaware limited liability company (the "ACQUIRER"), in connection with that certain Acquisition Agreement dated of even date herewith (the "ACQUISITION AGREEMENT") by and among (a) O. Bruton Smith, an individual, Sonic Financial Corporation, a North Carolina corporation (collectively, the "SELLERS"), MMR Holdings, L.L.C., a North Carolina limited liability company ("MMR HOLDINGS"), MMR Viking Investment Associates, L.P., a Texas limited partnership ("MMR VIKING"), and MMR Tennessee, L.L.C., a North Carolina limited liability company ("MMR TENNESSEE"), and (b) the Acquirer.


                                   RECITALS


      Pursuant to the Acquisition Agreement, the Sellers are selling, transferring, conveying and assigning their membership interests and partnership interests, as the case may be, and the Acquirer is acquiring such membership interests and partnership interests, in MMR Holdings, MMR Viking, and MMR Tennessee (collectively, the "LANDLORDS", and each, a "LANDLORD"), in exchange for cash.

      Upon consummation of the transaction contemplated by the Acquisition Agreement, the Acquirer will own, directly or indirectly, one hundred percent (100%) of the ownership interests in the Landlords.

      Pursuant to certain leases (the "PRE-ACQUISITION LEASES"), the Landlords have leased to the Tenants the Properties.

      Pursuant to certain guaranties (the "PRE-ACQUISITION GUARANTIES") in favor of the Landlords, Guarantor has guaranteed the obligations of the Tenants under each of the Pre- Acquisition Leases.

      In order to induce the Acquirer to consummate the transaction in accordance with the Acquisition Agreement and in connection with the obligations of the parties thereto which include, INTER ALIA, that: (i) the Landlords and the Tenants of the Properties shall terminate the Pre-Acquisition Leases and enter into the Sonic Lease (as defined herein); (ii) the Pre- Acquisition Guaranties shall be terminated and the Guarantor shall execute the Sonic Guaranties (as defined herein); and (iii) the Acquirer shall commit to purchase additional automobile dealership properties from Guarantor, the parties have agreed to set forth certain of their rights and obligations, all as more particularly set forth hereinbelow.

      Unless otherwise provided herein, all terms used in this Agreement that are defined in the Acquisition Agreement shall have the meanings provided in the Acquisition Agreement.



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      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

      1.    Tenants.

            (a) Representations and Warranties. The Tenants hereby represent and warrant jointly and severally to the Acquirer that the representations and warranties set forth below are true and correct as of the date first above written and shall be true and correct in all material respects on and as of the
Closing:

                  (i) Litigation. Except as shown on Schedule 1(a)(i) attached hereto, there is no action, suit, litigation or proceeding pending or, to the Tenants' knowledge, threatened against any of the Tenants or the Properties that could reasonably be expected to have a material adverse effect on any of the Properties or on the ability of any Tenant to execute or deliver, or perform its obligations under, this Agreement or any of the Sonic Leases (as hereinafter defined).

                  (ii) Environmental. The Tenants have no knowledge of any violation of Environmental Laws related to the Properties or the presence or release of Hazardous Materials on or from such Properties, except as reflected in the environmental reports listed on Schedule 1(a)(ii). Schedule 1(a)(ii) is a list of all written environmental reports and results of environmental inspections and tests in the possession of the Tenants, which list is complete in all material respects. The Tenants have not used the Properties for the generation, treatment, storage, handling or disposal of any Hazardous Materials in violation of any Environmental Laws.

            (b) Termination Agreements. Each of the Tenants agrees that it will at Closing enter into a Pre-Acquisition Lease Termination Agreement and Estoppel Certificate in the form attached hereto as Exhibit 1(b).

            (c) Sonic Leases. Each of the Tenants agrees that, with respect to each Property subject to a Pre-Acquisition Lease, it will at Closing (or with respect to a Substitute Property or Contingent Property, Sonic or its Affiliate will, at the closing of the transaction consummating the acquisition of such Substitute Property or Contingent Property), enter into a lease in the form attached hereto as Exhibit 1(c) (each, a "SONIC LEASE"); provided, however, (i) that the term of each Sonic Lease shall be the unexpired term of the Pre-Acquisition Lease it is replacing (and the initial term of each Sonic Lease with respect to the Contingent Property or the Substitute Property shall be for a period of ten (10) years), and (ii) the base rent and escalation thereof under each Sonic Lease shall be as set forth in Section 4 of the lease attached hereto as Exhibit 1(c).



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      2.    Guarantor.

            (a) Representations and Warranties. Guarantor hereby represents and warrants to the Acquirer that the representations and warranties set forth below are true and correct as of the date first above written and shall be true and correct in all material respects on and as of the Closing:

                  (i) Due Authorization. The execution and delivery of, and performance under, this Agreement and the Sonic Guaranties (as hereinafter defined) has been duly and validly approved by all necessary applicable corporate action and constitutes (or, with respect to the Sonic Guaranties, upon execution will constitute) the valid, legally binding, and enforceable agreement of Guarantor, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer and other similar laws of general application heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally.

                  (ii) Litigation. Except as shown on Schedule 2(a)(ii) attached hereto, there is no action, suit, litigation or proceeding pending or, to Guarantor's knowledge, threatened against the Tenants, Guarantor, or the Properties that could reasonably be expected to have a material adverse effect on the financial condition of Guarantor or its ability to execute or deliver, or perform its obligations under, this Agreement or any of the Sonic Guaranties.

                  (iii) Financial Statements. The financial statements of Guarantor, and the notes related thereto, included in the Form 10K for the fiscal year ended December 31, 1998, and 10Q for the quarter ended March 31, 1999, present fairly the consolidated financial condition of Guarantor as of the dates indicated and the results of the operations and changes in consolidated cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and there has occurred no material adverse change in the financial condition or prospects of Guarantor since the date of such financial statements.

            (b) Sonic Guaranties. Guarantor agrees that, with respect to each Sonic Lease, it will at Closing execute a guaranty in the form attached hereto as Exhibit 2(b) (each, a "SONIC GUARANTY").

            (c) Legal Opinion. Guarantor shall cause its counsel to deliver a legal opinion which may be relied upon by the Acquirer, opining as to the enforceability of this Agreement, the Sonic Leases and the Sonic Guaranties.

      3.    Repurchase Option.  Subject to the terms and conditions provided in



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this Section 3, Guarantor shall have the right (the "OPTION TO SUBSTITUTE") from time to time to purchase one or more of the Properties and to substitute therefor one or more properties (each, a "REPLACEMENT PROPERTY").

            (a) Guarantor may exercise the Option to Substitute only by delivering written notice (each, a "SUBSTITUTION OPTION NOTICE") of the exercise of such right to the Acquirer during the period commencing on the day after the Closing Date and expiring, with respect to each Property, on the date on which the initial term of the Sonic Lease for such Property expires or is sooner terminated (each, a "SUBSTITUTION WINDOW EXPIRATION DATE").

            (b) In the event that Guarantor elects to purchase a Property, Guarantor shall simultaneously sell to the Acquirer a Replacement Property that has previously been approved in writing by the financial institution (the "LENDER") that has made to the Acquirer or an Affiliate thereof a loan (the "LOAN") secured by the Property in accordance with the qualifications for a Replacement Property under such Lender's requirements. Each date on which the transactions contemplated by this Section 3 are consummated with respect to a Property and a Replacement Property shall be known as a "SUBSTITUTION DATE", which Substitution Date in all events shall not be later than ninety (90) days after the date of the applicable Substitution Option Notice. The parties shall reasonably cooperate to consummate the substitution contemplated by this Section 3 within the aforesaid ninety (90) day period. The value of the Replacement Property shall be approximately equal to the Purchase Price allocated to the Property being replaced but in no event less than the Purchase Price allocated to such Property, and the aggregate value of all Replacement Properties shall not exceed the aggregate value of such replaced Properties by more than Three Million Dollars ($3,000,000.00).

            (c)   On the Substitution Date:

                  (i) Guarantor shall (A) execute, or cause the Designated Grantee (as hereinafter defined) to execute, a lease in the form attached hereto as Exhibit 1(c) for the Replacement Property (provided, however, (I) that the initial term of such lease shall be the unexpired initial term of the lease of the Property being repurchased, plus two five (5) year renewal periods, and (II) during each year of the term of the lease for the Replacement Property, the base rent and escalation thereunder shall be not less than the base rent and escalation under the lease for the applicable Property being repurchased, (B) execute a guaranty in the form attached hereto as Exhibit 2(b), (C) execute, acknowledge, and deliver to the Acquirer a special warranty deed for the Replacement Property, (D) pay the Allocated Property Cost (as hereinafter defined) for such Property in cash or readily available funds (E) execute, acknowledge and deliver to the Acquirer such other documents as may reasonably be requested by the Acquirer or the Lender, and (F) pay to the Acquirer all out-of-pocket costs



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incurred by the Acquirer in connection with such purchase of the Replacement
Property and sale of the Property (including, without limitation, costs incurred in connection with title insurance policies, surveys, zoning reports, appraisals, building condition surveys, attorneys' fees, deed, mortgage and other recordation, transfer, document and stamp taxes, and any fees imposed by the Lender in connection with such substitution); and

                  (ii) the Acquirer shall (A) execute, acknowledge and deliver to Guarantor or the Designated Grantee a special warranty deed for the Property,
(B) execute and deliver the lease for the Replacement Property set forth in
Section 3(c)(i)(A) and (C) pay the Replacement Property Purchase Price (as hereinafter defined) in cash or readily available funds. The Property shall be conveyed to Guarantor or the Designated Grantee in its "as is" condition as of the Substitution Date, subject to all restrictions, covenants, declarations, and easements of record as of such date and subject to the tenancy of the applicable entity under the applicable Sonic Lease. The Guarantor shall provide to the Acquirer representations and warranties customary in a sale transaction in connection with the conveyance of the Replacement Property. The Substitution Date shall occur, if at all, prior to the earlier of (X) the Substitution Window Expiration Date, and (Y) the date on which the Loan (as hereinafter defined) is discharged. "ALLOCATED PROPERTY COST" shall mean the Purchase Price allocated to the Property being replaced, plus all allocated costs capitalized by the Acquirer in connection with the Acquirer's acquisition and ownership of such Property. "REPLACEMENT PROPERTY PURCHASE PRICE" shall mean the fair market value of the Replacement Property as determined by an appraisal reasonably acceptable to the Acquirer.

            (d) Guarantor's rights under this Section 3 may only be exercised with respect to Properties, the Allocated Property Cost of which, when aggregated with the Allocated Property Cost of all Properties that are then being or have previously been repurchased, does not exceed an amount equal to Fifty-One Million Four Hundred Seventy- Six Thousand Nine Hundred Two and 75/100 Dollars ($51,476,902.75).

            (e) Guarantor's rights under this Section 3 may be exercised by Sonic Automotive, Inc. only, and may not be exercised by any other Person or entity; provided, however, that by written notice to the Acquirer within five
(5) Business Days prior to the Substitution Date, Guarantor may elect to have title to the applicable Property conveyed to any Affiliate of Guarantor (a "DESIGNATED GRANTEE"). No such election, and no assignment of this Agreement or Guarantor's rights hereunder, shall discharge Guarantor from its obligations hereunder.

            (f) If Guarantor is in default under this Agreement or there exists an Event of Default under the applicable Sonic Lease on the date the Substitution Option Notice is given or at any time thereafter prior to the Substitution Date, then, at Landlord's option, the



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Substitution Option Notice shall be null, void, and of no force or effect.

            (g) Notwithstanding anything to the contrary contained in this
Section 3, Guarantor shall have no option to purchase the Lone Star Nissan Oldsmobile Property located in Stafford, Texas unless Guarantor simultaneously purchases the Lute Riley Property located in Dallas, Texas in connection with an Option to Substitute.

      4. Future Acquisition Commitment. The parties hereto acknowledge that Guarantor will be acquiring additional automobile dealership properties (the "ADDITIONAL PROPERTIES") from third parties. During the period (the "FUTURE ACQUISITION PERIOD") commencing one (1) day after the Closing Date, and ending on December 31, 1999 (the "FUTURE ACQUISITION PERIOD EXPIRATION DATE"), the Guarantor may agree to sell and the Acquirer agrees, if requested by the Guarantor, to purchase, from time to time during the Future Acquisition Period, such Additional Properties, the purchase price of which shall not exceed Seventy-Five Million Dollars ($75,000,000) in the aggregate, on the terms and conditions set forth herein. From time to time during the Future Acquisition Period, the Guarantor may provide written notice (the "ACQUISITION NOTICE") to the Acquirer of its desire to sell one or more Additional Properties. Within ten
(10) days after the Acquirer's receipt of the Acquisition Notice, the Guarantor and the Acquirer shall enter into a mutually acceptable purchase agreement (or mutually acceptable assignment of an existing purchase agreement between the Guarantor and the seller of the Additional Property) providing, among other things, (a) that the purchase price for such Additional Property shall be based on a capitalization rate (the "CAP RATE") equal to the lesser of (i) *, and (ii) a rate equal to two hundred fifty (250) basis points over the Acquirer's "all-in cost of long-term fixed-rate debt financing" for the acquisition of the Additional Properties; (b) that such acquisition shall be subject to customary due diligence by Acquirer (the results of which due diligence shall be made available to the Guarantor), including, without limitation, review of (i) the environmental and structural condition of such Additional Property, (ii) title and survey, and (iii) appraisals/valuation; (c) that the Guarantor pay, except as otherwise mutually agreed by the parties, all reasonable costs and expenses of such closing, including, without limitation, the cost of recording and transfer fees, title insurance, surveys, environmental studies, structural reports and appraisals and legal and accounting fees, and (d) that the Acquirer shall enter into a lease with or guaranteed by Guarantor, using a lease in the form attached hereto as Exhibit 1(c), provided that the annual rent under such lease shall be equal to the product of (i) the purchase price, multiplied by
(ii) the Cap Rate.

-------------------------------

*Text deleted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities and Exchange Act of 1934 and filed separately with the Securities and Exchange Commission.



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      5. Postponed Conveyance or Substituting of Properties. Pursuant to the
Acquisition Agreement, in certain instances in which Owners do not convey all of the Properties, then until such time as such Property or Substitute Property is conveyed to the Acquirer or its Affiliate as more particularly set forth in the Acquisition Agreement, Guarantor shall use best efforts to convey to the Acquirer or its Affiliate, such Property or such Substitute Property, as applicable, in accordance with and subject to the terms and conditions of transferring a Property or Substitute Property under the Acquisition Agreement.


      6. Obligation to Renew. During each calendar year in which the Initial Term of any Sonic Lease expires, Guarantor shall cause the Tenants of Sonic Leases expiring in such calendar year not to, and the Tenants of the Sonic Leases expiring in such calendar year shall not, give notices effecting the termination of any combination of Sonic Leases during such calendar year, the aggregate annual Base Rent of which during the last year of the Initial Term exceeds twenty-five percent (25%) of the aggregate annual Base Rent during the last year of the Initial Term of all Sonic Leases expiring in such calendar year.

      7.    Miscellaneous.

            (a) Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period of five (5) years from the Closing Date (except that representations and warranties relating to any of the Properties shall survive Closing for a period of one (1) year from the Closing
Date) and shall not be deemed to be merged into or waived by the instruments of the Closing.

            (b) Additional Actions and Documents. Each of the parties hereto hereby agrees to use its commercially reasonable efforts to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement. The obligations of the parties set forth in this Section 7(b) shall survive the Closing and shall not be deemed to be merged into or waived by any instrument of conveyance delivered at Closing.

            (c) Entire Agreement; Amendment. This Agreement, including the exhibits, schedules and other documents referred to herein or therein or furnished pursuant hereto or thereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set



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forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification or discharge is sought.

            (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed signatures shall have the same binding effect as original signatures.

            (e) Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of North Carolina (excluding the choice of law rules thereof) except for actions affecting title to real property, in which case the laws of the state in which the real property is located shall apply.

            (f) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and the Acquirer, and no provision of this Agreement shall be deemed to confer any benefit on any third party other than the Acquirer.

            (g) Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

            (h) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

            (i) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


            (j) Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE PROVISIONS OF THIS SECTION 7(j) SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

            (k) Assignment. The Acquirer may assign its rights and/or obligations under this Agreement to any Affiliate.

            (l) Confidentiality. Guarantor and Tenants agree to keep confidential the Cap Rate as defined in the Acquisition Agreement and in this Agreement, and shall not



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disclose the Cap Rate to any Person.

            (m) Wire Transfer. Guarantor agrees that it shall use best efforts to cause the payment of all Rent under the Sonic Leases to be made by one wire transfer on a monthly basis.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                        GUARANTOR:

                        SONIC AUTOMOTIVE, INC.,
                        a Delaware corporation



                        By:     /s/ Theodore M. Wright
                           ----------------------------------------------
                             Name: Theodore M. Wright
                             Title:Vice President - Finance and Chief
                                    Financial Officer



                        ACQUIRER:

                        CAR MMR L.L.C., a Delaware limited liability company

                        By: Capital Automotive L.P., a Delaware limited partnership, its Managing Member

                              By: Capital Automotive REIT, a Maryland real estate investment trust, its General Partner



                                    By:   /s/ David S. Kay
                                        ----------------------------------
                                          Name: David S. Kay
                                          Title: Vice President and Chief
                                                 Financial Officer



                        TENANTS:

                        [See Attached Schedule A]



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                                  SCHEDULE A

                         SIGNATURE BLOCKS FOR TENANTS



                    Sonic - Williams Buick, Inc.

                    Sonic - Williams Cadillac, Inc.

                    Sonic Automotive - Bondesen, Inc.

                    Sonic Automotive - 1307 N. Dixie Hwy., NSB, Inc.

                    Sonic Automotive - 1720 Mason Ave., NSB, Inc.

                    Sonic Automotive - 1919 N. Dixie Hwy., NSB, Inc.

                    Sonic Automotive - 3741 S. Nova Rd., PO, Inc.

                    Sonic - Shottenkirk, Inc.

                    Sonic Automotive, Inc.

                    Sonic - Global Imports, L.P.

                    Sonic - Rockville Imports, Inc.

                    Sonic - Manhattan Waldorf, Inc.

                    Frontier Oldsmobile-Cadillac, Inc.

                    Sonic Automotive - 9103 E. Independence, NC, LLC

                    Sonic Chrysler-Plymouth-Jeep, LLC

                    Sonic Dodge, LLC

                    Town & Country Ford, Incorporated

                    Marcus David Corporation

                    Sonic Automotive - 1400 Automall Drive, Columbus, Inc.

                    Sonic Automotive - 1495 Automall Drive, Columbus, Inc.

                    Sonic Automotive - 1500 Automall Drive, Columbus, Inc.

                    Sonic Automotive - 1455 Automall Drive, Columbus, Inc.

                    Sonic Automotive - 4000 West Broad Street, Columbus, Inc.

                    Sonic Automotive 2752 Laurens Rd., Greenville, Inc.

                    Sonic - North Charleston, Inc.



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                    Fort Mill Ford, Inc.

                    Sonic - Newsome of Florence, Inc.

                    Sonic - Newsome Chevrolet World, Inc.

                    Sonic Automotive of Chattanooga, LLC

                    Sonic Automotive - 2490 South Lee Highway, LLC

                    Town & Country Jaguar, LLC

                    Sonic Automotive - 6025 International Drive, LLC

                    Sonic - Superior Oldsmobile, LLC

                    Town & Country Ford of Cleveland, LLC

                    Sonic Automotive of Nashville, LLC

                    Sonic Automotive of Texas, L.P.

                    Sonic - Sam White Nissan, L.P.

                    Sonic - Lute Riley, L.P.

                    Sonic - Reading, L.P.

                    Sonic Automotive - 5221 I-10 East, TX, L.P.

                    Sonic - Manhattan Fairfax, Inc.





                    By:      /s/ Theodore M. Wright
                       -------------------------------------
                            Name: Theodore M. Wright
                                   Authorized Signatory



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